Exhibit 10.1

Lease Agreement
 On the Project of
Construction of Shilin Shenghuo TCM Cultural Garden
in the Startup Hub of Taiwan Farmers located
at Shilin ( Stone Forest County), Yunnan Province

Party A: The Management Commission of the Startup Hub of Taiwan Farmers located at Shi Lin (Stone Forest County), Kunming

Party B: Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.

Pursuant to the Project Investment Agreement signed by and between Party A and Party B on May 12, 2010 per investment project in the Startup Hub of Taiwan Farmers located at the Stone Forest County, Kunming, Yunnan Province,  Party B is entitled to begin development and construction of the project of Shilin Shenghuo TCM Cultural Garden within the Startup Hub of Taiwan Farmers. In order to coordinate the use of land and guarantee the benefits of both parties, Party A and Party B hereby have reached the following agreement through negotiation.

1.	Lease area: 2,658 Mu, among of which 2485Mu is dry land and 173Mu is the Heishiqing Stone Forest. The red line map for land use is attached.

2.
Project location: the land for project is located at the core area of the Startup Hub of Taiwan Farmers, which is south to the Xishi highway, north to the Modern Agriculture Traveling Centre (included), east to the main street of the Startup Hub of Taiwan Farmers and west to the right side of a pool on the railway bridge of Xishi highway; and the land used for the Xintian Food Project is excluded. The practical land area will be subject to the red line of four boundaries of this land.

3.	Term of Lease: 20 years dated from August 1, 2010 to July 31, 2030.

4.	Fee and Method of Payment:

1) Fee: 600 yuan per mu each year for dry land; 800 yuan per mu each year for paddy field.  The land rental fee for 173 mu of Heishiqing Stone Forest within the period of 20 years is RMB800,000 in total.

2) Method of Payment:

i) Party B shall pay the annual rental for the first five years (the payment will be settled before July 15 of each year), and thereafter Party B shall pay the rest rental for the remaining 15 years in full. The rental for Heishiqing Stone Forest will be paid off at one time in the first payment;

ii) Party B is required to pay the rental on time within the lease period. Where the rental fee is overdue as a result of Party B’s poor operation, a 5‰ of the late fees will be charged for each month;

Should Party B suffer any serious loss and eventually results in irreversible crisis due to force majeure, such as market environment and policy changes, etc, Party B may terminate the lease agreement. Party A shall not indemnify Party B for any loss caused by the termination of the Agreement, and Party B shall bear all the responsibilities on its own.

5. Upon the execution of this Agreement, Party A shall clearly define the scope of the land leased to Party B before July 31, 2010 and complete the affirmation of the land survey, then transfer it to Party B for use. Meanwhile, Party A shall assist Party B in handling issues related to water, power, and road etc.

6. Party A shall guarantee that the land use right of the defined land has been transferred to Party B, and that no other parties or individuals shall raise any objection to the defined land during the term of lease. Otherwise, Party A shall be responsible for solving the dispute and bearing the compensation for any economic damages of Party B.  Party A shall also assist Party B to conduct the land related procedures.

7. Party B shall perform legal operations in the leased land and is required to conduct the construction in accordance with the planned proposal accepted by both parties. Party B is not allowed to do the sublease or change of land status without the permission of Party A.

8. During the term of lease, where the leased land encounters the government requisition under national macro control policy, Party B is entitled to the compensation for the annex in land invested by Party B and related damages; Party A shall provide assistance to Party B in relevant work. And the Agreement shall be terminated automatically hereto.

9. Shall Party B intend to continue the lease upon expiration of the contracting period, it shall have the priority of land lease under the same conditions.

10. According to the development and construction needs, Party B is allowed to purchase one piece of land at the market price, and the paid rental fee shall be accounted for the land purchasing cost.

11. Where the term of lease expires or both parties agree to terminate the Agreement, Party B shall clear away all the buildings (or structures) on the land within 60 days. Should any of them have not been cleared away upon expiration of lease, they shall be considered as abandoned by Party B and shall be entitled to Party A.

12. Party B shall employ the local workers under the same wage conditions when hiring service workers, but the workers shall be abided by the arrangement of Party B.

13. Any other issues unmentioned in this agreement shall be resolved through negotiation between two parties.

14. This Agreement has 6 duplicate copies, three copies for each party. This agreement comes into effect upon being signed by Party A and Party B with stamps affixed.

Party A: The Management Commission of the Startup Hub of Taiwan Farmers, Shi Lin, Kunming
Legal representative (Signature): Yu Chun

Party B:  Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.
Legal representative (Signature): Lan Guihua
Date:  September 8, 2010

Supplementary Agreement of
The Project Investment Agreement
On
The Construction of Shilin Shenghuo TCM Cultural Garden
In the Startup Hub of Taiwan Farmers Located
At Shilin (Stone Forest County, Yunnan Province

Party A:   The Management Commission of the Startup Hub of Taiwan Farmers, Shi Lin (Stone Forest County), Kunming

Party B:  Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.

Both parties hereby have reached the following Supplementary Agreement through friendly negotiation with respect to the transfer price of leased land for purpose of Party B’s investment in the construction of the Shinlin Shenghuo TCM Cultural Garden, located at the Startup Hub of Taiwan Farmers:

1. The construction of this project covers a land-leasing area of 160 mu, with an agreed price of RMB180,000 per mu.

2. Party A is entitled to terminate the Agreement and take back the land used for purpose of this project for free on condition that Party B fails to start construction in time upon acquiring the land, fails to fulfill the investment intensity as stipulated per the Agreement or fails to implement the project in accordance with the standards as prescribed in the Agreement.

3. Party B shall prepay RMB12 million to Party A at one time prior to December 20, 2010.

4. Party A shall provide Party B with a topographic map in scale of 1:500 within 5 days since the date of the execution of this Supplementary Agreement. This topographic map is intended to be made for the convenience of Party B’s project plan and design, therefore, the land survey fee shall be born by Party B.

5. This Supplementary Agreement has 6 duplicate copies, three copies for each party. This agreement comes into effect upon being signed by Party A and Party B.

Party A: The Management Commission of the Startup Hub of Taiwan Farmers,  Shi Lin (Stone Forest County), Kunming
Legal representative (Signature): Yu Chun

Party B: Kunming Shenghuo Pharmaceutical (group) Co., Ltd.
Legal representative (Signature): Lan Guihua

Date: September 8, 2010